INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-74413, No. 333-83937, No. 333-39918, No. 333-45362, No. 333-48752, and No.
333-62860 on Form S-3 and in Registration Statements No. 333-83935 and No. 333-41186 on Form S-8 of MediaBay, Inc. of our report dated April 15, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in method of accounting for goodwill and intangible assets as described in Note 3 and to the restatement described in
Note 2), appearing in the Annual Report on Form 10-K of MediaBay, Inc. for the year ended December 31, 2002.


/s/ Deloitte & Touche
Parsippany, New Jersey
April 15, 2003